Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio data)

								Six Months Ended
	Year Ended December 31,							June 30,
	2000	2001	2002	2003		2004		2005
Earnings
Income (loss) before income taxes, equity in income (loss) of investees, minority interest and discontinued operations	$173,154	$(438,498)	$(564,309)	$(45,303)		$(21,438)		$(170,822)

Interest expense	127,027	138,629	143,441	138,775		145,897		80,699

Amortization of debt issuance costs	7,013	22,321	8,251	7,428		6,182		3,984

Interest portion of rent	4,567	7,282	4,995	5,463		5,928		3,569

	$311,761	$(270,266)	$(407,622)	$106,363		$136,569		$(82,570)

Fixed Charges
Interest expense	$127,027	$138,629	$143,441	$138,775		$145,897		$80,699

Amortization of debt issuance costs	7,013	22,321	8,251	7,428		6,182		3,984

Interest portion of rent	4,567	7,282	4,995	5,463		5,928		3,569

	$138,607	$168,232	$156,687	$151,666		$158,007		$88,252

Ratio of earnings to fixed charges	2.2x	—x [1]	—x [1]	—x	[1]	—x	[1]	—x [1]

[1]	. The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $170.8 million of earnings for the six months ended June 30, 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.